UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 11, 2018 (January 10, 2018)

SIRIUS XM HOLDINGS INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34295	38-3916511
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1290 Avenue of the Americas, 11th Fl., New York, NY	10104
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 584-5100
 Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 10, 2018, our subsidiary, Sirius XM Radio Inc., entered into a new employment agreement (the “Employment Agreement”) with James E. Meyer to continue to serve as our Chief Executive Officer through December 31, 2018. The Employment Agreement is substantially similar to Mr. Meyer’s existing employment agreement, other than with respect to certain economic changes described below.

The Employment Agreement provides for an annual base salary of $2,000,000 and an opportunity to earn an annual bonus in an amount determined by the Compensation Committee of our Board of Directors based on the achievement of performance goals. The Employment Agreement does not provide for a specified annual bonus target opportunity.

The Employment Agreement also provides, in the case of certain qualifying terminations, for a pro-rated bonus payment for the year of termination based on actual performance, and a lump sum cash severance payment equal to the remaining amount of Mr. Meyer’s base salary through the scheduled expiration of the Employment Agreement on December 31, 2018. Our obligation to pay the pro-rated bonus and severance is subject to Mr. Meyer’s execution of a release of claims against us and his compliance with certain restrictive covenants.

Consistent with his existing employment agreement, upon his termination of employment due to the expiration of the Employment Agreement or in the case of certain qualifying terminations, we have agreed to offer Mr. Meyer a three-year consulting agreement. Pursuant to that consulting agreement, Mr. Meyer will be paid a fee of $2,200,000 per year. In the event Mr. Meyer’s employment is terminated as a result of his death or disability or we fail to enter into the consulting agreement in certain circumstances, then we will pay him or his representative a lump sum of $6,600,000 as compensation for the lost consulting opportunity, subject to Mr. Meyer’s execution of a release of claims against us and his compliance with certain restrictive covenants.

On the first trading day when there is no applicable trading blackout restriction relating to our common stock, we will grant Mr. Meyer restricted stock units with a grant date value of $7,500,000 (based on the closing price of our common stock on The Nasdaq Global Select Market on the date of grant). Mr. Meyer’s restricted stock units will cliff vest on December 31, 2018, subject to earlier acceleration or termination under certain circumstances.

The Employment Agreement contains other provisions consistent with his existing employment agreement, including a compensation clawback, pursuant to which any incentive-based compensation paid to Mr. Meyer by us or any of our affiliates is subject to deductions and clawback as required by applicable law, regulations or stock exchange listing requirement, or any company policy adopted pursuant thereto.

The foregoing description is qualified in its entirety by the Employment Agreement attached as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

The Exhibit Index attached hereto is incorporated herein.

EXHIBITS

Exhibit	Description of Exhibit
10.01	Employment Agreement, dated January 10, 2018, between Sirius XM Radio Inc. and James E. Meyer

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIRIUS XM HOLDINGS INC.

By:	/s/ Patrick L. Donnelly
Patrick L. Donnelly Executive Vice President, General Counsel and Secretary

Dated: January 11, 2018